Exhibit 21.1


                SUBSIDIARIES OF INTEGRATED SECURITY SYSTEMS, INC.


B&B ARMR Corporation, a Delaware corporation

DoorTek Corporation, a Texas corporation

Intelli-Site, Inc., a Texas corporation

B&B Roadway, LLC, a Texas limited liability company